EXHIBIT 10.24.3
AMENDMENT
TO THE
KANSAS CITY SOUTHERN
EMPLOYEE STOCK OWNERSHIP PLAN
(As Amended and Restated Effective April 1, 2002)
     The Kansas City Southern Employee Stock Ownership Plan, as amended and restated effective April 1, 2002, (the “Plan”), and as subsequently amended by three amendments thereto, is hereby further amended as follows effective upon the execution of this amendment:
     1. The following paragraph is added to Section 2.01 (“Eligibility”) of the Plan immediately following the first paragraph of Section 2.01:
     Notwithstanding the preceding paragraph of this Section 2.01, any Employee (other than an Excluded Employee) who is classified by the Employer as either a regular part-time employee, a temporary part-time employee, or a seasonal employee shall become a Participant in the Plan on the Plan Entry Date (if employed on that date) coincident with or immediately following the date such Employee has both completed one Year of Service and attained age 18. If an Employee who is classified by the Employer as either a part-time employee, a seasonal employee or a temporary employee, is a Participant in the Plan on the date of the execution of this amendment, but has not met the requirements for participation under the preceding sentence, then such Employee shall cease to be a Participant on the day following the date of execution of this amendment and shall thereafter become a Participant in the Plan on the Plan Entry Date (if employed on that date) coincident with or immediately following the date such Employee has both completed one Year of Service and attained age 18.
     2. Section 2.02 (“Year of Service — Participation”) of the Plan is deleted and the following Section 2.02 is substituted:
     2.02 Year of Service — Participation. An Employee who is classified by the Employer as either a regular part-time employee, a temporary part-time employee, or a seasonal employee will complete one Year of Service for purposes of such Employee’s eligibility to participate in the Plan under Section 2.01 if the Employee completes at least 1,000 Hours of Service during an eligibility computation period. For purposes of this Section 2.02, an eligibility computation period means the 12-consecutive-month period commencing with such Employee’s Employment Commencement Date. Subsequent eligibility computation periods will be each Plan Year commencing with the Plan Year in which occurs the first anniversary of such Employee’s Employment Commencement Date. The Plan does not require an Employee who terminates employment to establish a new Employment Commencement Date if re-employed by the Employer.

     3. Section 6.03(B) (“Participant Elections Prior to Termination of Employment”) of the Plan is deleted and the following Section 6.03(B) is substituted:
     6.03(B) Participant Elections Prior to Termination of Employment. During employment with an Employer, the Participant does not have any right to commence distribution of the Participant’s Nonforfeitable Accrued Benefit for any reason, unless required by Section 6.01(B) or except as provided in the following sentences. A Participant who is 100% vested in the Participant’s Account may withdraw all or any part of the Participant’s Account if the Participant is disabled. For purposes of this paragraph, a Participant is disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration.
     IN WITNESS WHEREOF, Kansas City Southern has executed this Amendment this 29th day of October, 2007.

KANSAS	CITY SOUTHERN

By:	/s/ Michael R. Haverty

Michael R. Haverty, Chairman & CEO